POPULAR, INC.

Contact:

Investor Relations:
Jorge A. Junquera
Chief Financial Officer
Senior Executive Vice President
787-754-1685

Media Relations:
Teruca Rullán
Senior Vice President
Corporate Communications
787-281-5170 or 917-679-3596/mobile

News
For Immediate Release:

Popular, Inc. Reports Earnings for the Quarter and Six-Months ended June 30, 2005

San Juan, Puerto Rico, Friday, July 15, 2005– Popular, Inc.’s (the “Corporation”) (NASDAQ: BPOP, BPOPO) net income for the second quarter of 2005 reached $132.4 million, an increase of $4.6 million, or 4%, from $127.8 million in the second quarter of 2004. Earnings per common share (EPS) for the quarter ended June 30, 2005, basic and diluted, were $0.48, compared with $0.47 in the second quarter of 2004. Net income for the second quarter of 2005 represented a return on assets (ROA) of 1.16% and a return on common equity (ROE) of 17.06%, compared with 1.33% and 18.79%, respectively, for the same period in 2004. This press release should be read in conjunction with the accompanying tables which are an integral part of this analysis.

For the six-months ended June 30, 2005, the Corporation’s net income reached $295.2 million, compared with $246.3 million for the same period in 2004. EPS for the six-months ended June 30, 2005, basic and diluted, after the cumulative effect of accounting change, were $1.08, compared with $0.90 in the same period of 2004, an increase of 20%. Basic and diluted EPS for the six-months ended June 30, 2005, before the cumulative effect of accounting change, were $1.07. ROA and ROE for the first six months of 2005 were 1.30% and 19.35%, respectively, compared with 1.31% and 18.37%, respectively, for the same period in 2004. The results for the six-months ended June 30, 2005 included $51.8 million in gains on sale and valuation of investment securities, mainly marketable equity securities, compared with $13.4 million in the same period of 2004. Refer to the accompanying table for further financial information corresponding to the six-months ended June 30, 2005 and 2004.

The improvement in the Corporation’s net income for the quarter ended June 30, 2005, compared with the same period in the previous year, reflected increases in net interest income of $16.7 million and non-interest income of $31.5 million. These favorable variances were partially offset by an increase in the provision for loan losses of $8.6 million, operating expenses of $32.5 million and in income taxes of $2.5 million.

“We are very satisfied with the continued growth of the Corporation's core earnings, particularly from stable and increasingly diversified sources,” indicated Richard L. Carrión, President and Chief Executive Officer. “During the quarter ended June 30, 2005, approximately 70% of revenues derived were from community banking, our main business, and 30% from other businesses such as processing, retail brokerage, leasing, mortgage, etc.”

The increase in net interest income was mainly due to the growth in average earning assets, principally loans, partially offset by a reduction of the net interest margin. Average earning assets for the quarter ended June 30, 2005 increased by $6.1 billion, compared with the same period in the previous year, mostly associated with increases of $2.7 billion in commercial loans, $1.5 billion in mortgage loans, and $767 million in consumer loans. This growth includes the impact of the acquisitions of Quaker City Bank and Kislak Financial Corporation in the U.S. mainland. A substantial portion of the loan portfolios of these acquired institutions consisted primarily of real estate secured loans. Loan growth has also been attained due to stronger sales efforts, promotional campaigns and business initiatives. Also, there was an increase of $1.0 billion in investment securities, mainly U.S. Agencies, which are tax-exempt in Puerto Rico. The increase in the volume of earning assets was funded mainly through a higher average volume of borrowings and interest-bearing deposits, which rose $3.3 billion and $2.8 billion, respectively. The net interest yield for the second quarter of 2005 was 3.35% compared with 3.74% for the quarter ended June 30, 2004. This decrease in the net interest yield was mainly due to an increase of 64 basis points in the average cost of interest bearing liabilities, reflecting the upward trend that resulted from revisions in interest rates by the Federal Reserve (FED) commencing in June 2004. The yield on earning assets for the quarter ended June 30, 2005 increased 23 basis points compared with the same period in the previous year, principally related with improvements in the average yield of the investment portfolio by 29 basis points. The yield in the loan portfolio increased by 4 basis points, mostly associated with the  commercial loan portfolio that was favorably impacted by rising interest rates due to a high proportion of commercial loans with floating rates. This was offset in part by lower yields in mortgage loans due to lower long-term rates and its impact in new volumes, and by the implementation of risk-based pricing strategies in consumer loans, coupled with promotional campaigns.

The net interest yield for the second quarter of 2005 remained stable compared with 3.36% for the quarter ended March 31, 2005, primarily as a result of a more subdued increase in the cost of  funds driven by stronger deposit growth. Average deposits for the quarter ended June 30, 2005 increased by $746 million, or 3.5%, compared with the quarter ended March 31, 2005. The proportion of average earning assets funded by deposits increased from 51% in the first quarter of  2005 to 52% for the second quarter of 2005.

The provision for loan losses totaled $49.9 million or 121% of net charge-offs for the second quarter of 2005, compared with $41.3 million or 116% of net charge-offs, respectively, in the same period of 2004. Net charge-offs for the quarter ended June 30, 2005 totaled $41.2 million or 0.59% of average loans held-in-portfolio, compared with $35.6 million or 0.60% in the second quarter of 2004. The increase in net charge-offs was reflected in all loan categories, with mortgage loans held-for-investment contributing with $4.0 million of the rise. Commercial and construction loans net charge-offs increased by $0.9 million, while consumer and lease financing net charge-offs increased by $0.7 million on a combined basis, principally due to the growth in the portfolios.

The increase in non-interest income for the quarter ended June 30, 2005, compared with the same period in 2004, was mostly associated with higher trading gains by $19.1 million, principally associated with mortgage banking activities. Approximately $16 million of the trading gains for the quarter ended June 30, 2005 were derived from the pooling of $552 million in mortgage loans into mortgage-backed securities, which were originated, and later pooled and sold by Banco Popular de Puerto Rico in June 2005 with servicing retained. Also, service charges on deposit accounts increased by $4.6 million, or 11%, principally related to the banking operations acquired in the U.S. mainland during the second semester of 2004 and first quarter of 2005. Other service fees rose by $6.0 million, partly attributed to higher credit card fees due to transactional volume and revenues on the sale and administration of investment products.

Operating expenses totaled $324.2 million for the quarter ended June 30, 2005, an increase of 11%, compared with the same period in 2004. Personnel costs increased by $12.7 million, driven mostly by higher salaries and related taxes, due in part to merit increases and higher headcount, including the acquired operations in the U.S. mainland, growth in Popular Financial Holdings operations, and reinforcement of the retail network in Puerto Rico, among other factors. Full-time equivalent employees were 12,591 at June 30, 2005, an increase of 1,029 employees from the same date in 2004. All other operating expenses, excluding personnel costs, increased $19.8 million, or 13%, compared with 2004. This rise occurred principally in business promotion that resulted from the new institutional advertising campaign in Puerto Rico, sales efforts in the U.S. banking operations directed to deposit gathering campaigns, and the New York Mets sponsorship. Professional fees also rose partly due to higher support for system conversions, including consulting and computer services, and legal expenses. Other principal increases included net occupancy and equipment expenses, which resulted in part from new premises, costs related to the acquisitions in the U.S. mainland and the implementation of new application systems.

The Corporation’s total assets at June 30, 2005 amounted to $46.0 billion, compared with $39.6 billion at June 30, 2004 and $44.4 billion at December 31, 2004. At June 30, 2005, total loans, including loans held-for-sale, reached $29.1 billion, compared with $24.7 billion on the same date in the previous year. Quaker City Bank and Kislak Financial Corporation contributed approximately $1.5 billion and $0.6 billion in loans, at their respective acquisition dates. Commercial and construction loans rose $3.0 billion, or 33%, since June 30, 2004, while mortgage loans, including loans held-for-sale, increased $668 million, or 6%. At December 31, 2004, total loans, including loans held-for-sale, amounted to $28.7 billion. Investment and trading securities totaled $12.8 billion at June 30, 2005, compared with $11.6 billion and $12.2 billion at June 30, 2004 and December 31, 2004, respectively.

The allowance for loan losses amounted to $457 million at June 30, 2005, or 1.59% of loans held-in-portfolio, compared with $426 million or 1.75% at the same date in 2004, and $437 million or 1.56% at December 31, 2004. Non-performing assets were $611 million or 2.13% of loans held-in-portfolio at June 30, 2005, compared with $602 million or 2.47% at the end of the second quarter of 2004, and $614 million or 2.19% at December 31, 2004. The allowance for loan losses as a percentage of non-performing loans was 84.20% at June 30, 2005, compared with 77.69% at the same date the previous year and 78.89% at December 31, 2004. The increase in non-performing assets from June 30, 2004 was principally in mortgage loans and other real estate assets, which rose by $17.4 million and $15.2 million, respectively. Commercial (including construction), consumer and lease financing non-performing loans declined by $11.1 million, $9.8 million and $2.1 million, respectively, from June 30, 2004 to the same date in 2005.

Non-performing mortgage loans totaled $377 million or 62% of total non-performing assets and 3.40% of mortgage loans held-in-portfolio at June 30, 2005, compared with $359 million or  60% of total non-performing assets and 3.40% of mortgage loans held-in-portfolio at June 30, 2004. Mortgage loans net charge-offs as a percentage of average mortgage loans held-in-portfolio were 0.43% for the quarter ended June 30, 2005, compared with 0.30% for the same quarter in the previous year. Non-performing mortgage loans totaled $396 million or 64% of total non-performing assets and 3.33% of mortgage loans held-in-portfolio at December 31, 2004.

Deposits totaled $23.0 billion at June 30, 2005, compared with $19.2 billion at the end of the second quarter of 2004, an increase of $3.8 billion, or 20%. At December 31, 2004, total deposits were $20.6 billion. Quaker City Bank and Kislak Financial Corporation contributed approximately $1.2 billion and $0.7 billion in deposits, at their respective acquisition dates. The increase in deposits was also associated with marketing campaigns and sales efforts. Time deposits rose $2.0 billion, including brokered certificates of deposit, while savings and demand deposits increased $961 million and $805 million, respectively, compared with June 30, 2004. Since December 31, 2004, time deposits rose $1.4 billion, while demand and savings deposits increased $759 million and $276 million, respectively. Borrowed funds increased $2.2 billion, reaching $19.1 billion at June 30, 2005, from $16.9 billion on the same date the previous year. At December 31, 2004, borrowings amounted to $19.9 billion. The increase in borrowings since June 30, 2004 was mostly comprised of secured borrowings arising in securitization transactions, debt issuances in the form of junior subordinated debentures (trust preferred securities) and repurchase agreements. At June 30, 2005 stockholders’ equity was $3.3 billion, compared with $2.8 billion at the end of the second quarter of 2004 and $3.1 billion at December 31, 2004. The increase in stockholders’ equity since June 30, 2004 was due to earnings retention, coupled with a favorable change in the unrealized position of the available-for-sale investment portfolio from approximately $85 million in unrealized losses at June 30, 2004 to unrealized gains of $23 million at the same date in 2005.

The market value of the Corporation’s common stock at June 30, 2005 was $25.19 per common share, an increase of 18% over the $21.39 value at the end of the second quarter of 2004. At December 31, 2004 the market value of the common stock was $28.83. The Corporation’s market capitalization at June 30, 2005 was $6.7 billion, compared with $5.7 billion at June 30, 2004 and $7.7 billion at December 31, 2004. At June 30, 2005 the Corporation’s common stock had a book value per share of $11.55, compared with $9.76 at the same date the previous year.

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The Legislature of Puerto Rico approved a temporary, two-year additional tax of 2.5% for corporations, which will increase the marginal tax rate from a 39% to 41.5%. The new proposal is pending for the signature of the Governor of Puerto Rico. The implementation of the new proposal, if signed, should not have a significant impact in the Corporation’s results of operations for the year.

* * *

The information included in this press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors such as changes in interest rate environment as well as general changes in business and economic conditions may cause actual results to differ from those contemplated by such forward-looking statements. For a discussion of such risks and uncertainties, see the Corporation’s Annual Report on Form 10-K for the most recently ended fiscal year as well as its filings with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

* * *

Popular, Inc. is a full service financial services provider with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico with over 280 branches and offices, the Corporation offers retail and commercial banking services through its banking subsidiary, Banco Popular de Puerto Rico, as well as investment banking, auto and equipment leasing and financing, mortgage loans, consumer lending, insurance and information processing through specialized subsidiaries. In the United States, the Corporation has established the largest Hispanic-owned financial services franchise, providing complete financial solutions to all the communities it serves. Banco Popular North America operates over 135 branches in California, Texas, Illinois, New York, New Jersey and Florida, as well as 112 financial services stores under the name of Popular Cash Express. The Corporation’s finance subsidiary in the United States, Popular Financial Holdings, operates nearly 200 retail lending locations offering mortgage and personal loans, and also maintains a substantial wholesale broker network, a warehouse lending division, loan servicing, and an assets acquisition unit. The Corporation continues to use its expertise in technology and electronic banking as a competitive advantage in its Caribbean and Latin America expansion, through its financial transaction processing company, EVERTEC. The Corporation is exporting its 111 years of experience through the region while continuing its commitment to meet the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.  Popular is ranked among FORTUNE magazine’s 2005 100 Best Companies to Work For.

An electronic version of this release can be found at the Corporation’s website, www.popularinc.com.

Popular, Inc.

Financial Summary (In thousands, except per share data)	Quarter ended June 30,		Second Quarter 2005-2004	First
	2005	2004	Percent Variance	Quarter 2005
Summary of Operations
Interest income	$647,096	$532,270	21.57%	$633,280
Interest expense	289,666	191,567	51.21	275,994
Net Interest income	357,430	340,703	4.91	357,286
Provision for loan losses	49,936	41,349	20.77	44,336
Net interest income after provision for loan losses	307,494	299,354	2.72	312,950
Other income	170,229	157,952	7.77	150,576
Gain on sale and valuation of investment securities	561	402		51,250
Trading account profit	19,668	615		3,763
Total non-interest income	190,458	158,969	19.81	205,589
Salaries and benefits	147,984	135,921	8.88	150,269
Profit sharing	6,268	5,639	11.15	5,647
Amortization of intangibles	2,141	1,800	18.94	2,242
Other operating expenses	167,806	148,300	13.15	158,676
Total operating expenses	324,199	291,660	11.16	316,834
Income before income tax and cumulative effect of accounting change	173,753	166,663	4.25	201,705
Income tax	41,393	38,864	6.51	42,433
Income before cumulative effect of accounting change	132,360	127,799	3.57	159,272
Cumulative effect of accounting change, net of tax				3,607
Net Income	$132,360	$127,799	3.57	$162,879
Net income applicable to common stock	$129,382	$124,821	3.65	$159,901
Basic EPS before cumulative effect of accounting change	$0.48	$0.47		$0.59
Diluted EPS before cumulative effect of accounting change	$0.48	$0.47		$0.58
Basic and diluted EPS after cumulative effect of accounting change	$0.48	$0.47		$0.60
Dividends declared per common share	$0.16	$0.16		$0.16
Average common shares outstanding	267,038,028	266,178,304		266,842,444
Average common shares outstanding – assuming dilution	267,479,778	266,419,714		267,428,979
Common shares outstanding at end of period	266,933,015	266,114,566		266,795,924
Selected Average Balances
Total assets	$45,598,760	$38,660,017	17.95	$45,438,817
Total loans *	29,034,579	23,920,811	21.38	29,325,771
Earning assets	42,595,868	36,474,726	16.78	42,546,909
Deposits	22,338,634	19,041,123	17.32	21,592,432
Interest-bearing liabilities	37,315,042	31,217,219	19.53	37,334,508
Stockholders’ equity	3,229,654	2,859,664	12.94	3,135,594
Selected Financial Data at Period-End
Total assets	$46,014,829	$39,556,239	16.33	$45,167,838
Total loans *	29,149,789	24,690,040	18.06	29,428,026
Earning assets	42,977,437	37,190,532	15.56	42,281,749
Deposits	23,019,499	19,227,576	19.72	21,728,677
Interest-bearing liabilities	37,162,359	32,004,854	16.11	37,068,019
Stockholders’ equity	3,270,308	2,783,720	17.48	3,065,000
Performance Ratios
Net interest yield **	3.35%	3.74%		3.36%
Return on assets	1.16	1.33		1.43
Return on common equity	17.06	18.79		21.62
Credit Quality Data
Non-performing assets	$611,374	$601,668	1.61	$639,588
Net loans charged-off	41,204	35,578	15.81	38,466
Allowance for loan losses	456,954	425,949	7.28	448,222
Non-performing assets to total assets	1.33%	1.52%		1.42%
Allowance for losses to loans	1.59	1.75		1.59

*  Includes loans held-for-sale
**Not on a taxable equivalent basis

Notes: Certain reclassifications have been made to prior periods to conform with this quarter.

Financial Summary (In thousands, except per share data)	For the period ended June 30,
	2005	2004	Percent Variance
Summary of Operations
Interest income	$1,280,376	$1,051,012	21.82%
Interest expense	565,660	379,595	49.02
Net Interest income	714,716	671,417	6.45
Provision for loan losses	94,272	86,027	9.58
Net interest income after provision for loan losses	620,444	585,390	5.99
Other income	320,805	292,321	9.74
Gain on sale and valuation of investment securities	51,811	13,435
Trading account profit (loss)	23,431	(1,551)
Total non-interest income	396,047	304,205	30.19
Salaries and benefits	298,253	270,803	10.14
Profit sharing	11,915	11,321	5.25
Amortization of intangibles	4,383	3,602	21.68
Other operating expenses	326,482	285,672	14.29
Total operating expenses	641,033	571,398	12.19
Income before income tax and cumulative effect of accounting change	375,458	318,197	18.00
Income tax	83,826	71,894	16.60
Income before cumulative effect of accounting change	291,632	246,303	18.40
Cumulative effect of accounting change, net of tax	3,607
Net Income	$295,239	$246,303	19.87
Net income applicable to common stock	$289,283	$240,347	20.36
Basic EPS before cumulative effect of accounting change	$1.07	$0.90
Diluted EPS before cumulative effect of accounting change *	$1.07	$0.90
Basic and diluted EPS after cumulative effect of accounting change	$1.08	$0.90
Dividends declared per common share	$0.32	$0.30
Average common shares outstanding	266,940,776	266,087,827
Average common shares outstanding – assuming dilution	267,454,519	266,351,009
Common shares outstanding at end of period	266,933,015	266,114,566
Selected Average Balances
Total assets	$45,522,153	$37,787,926	20.47
Total loans **	29,171,266	23,449,982	24.40
Earning assets	42,566,341	35,653,523	19.39
Deposits	21,967,594	18,643,402	17.83
Interest-bearing liabilities	37,324,721	30,554,840	22.16
Stockholders’ equity	3,182,884	2,817,985	12.95
Performance Ratios
Net interest yield ***	3.36%	3.77%
Return on assets	1.30	1.31
Return on common equity	19.35	18.37
Credit Quality Data
Non-performing assets	$611,374	$601,668	1.61
Net loans charged-off	79,670	75,597	5.39
Allowance for loan losses	456,954	425,949	7.28
Non-performing assets to total assets	1.33%	1.52%
Allowance for losses to loans held-in-portfolio	1.59	1.75

*    Quarterly amounts for 2005 do not add to the year-to-date total due to rounding.
**  Includes loans held-for-sale
***Not on a taxable equivalent basis

Notes: Certain reclassifications have been made to prior periods to conform with this quarter.